For Immediate Release

STRATEGIC STORAGE TRUST PURCHASES ANOTHER SELF STORAGE PROPERTY IN ARIZONA

MESA, Ariz. - April 12, 2010 - Strategic Storage Trust, Inc. (SSTI) - a publicly registered non-traded REIT targeting the self storage market - recently acquired an approximately 570-unit self storage facility located in Mesa, Ariz.

"We're excited to build our own growing brand here," said H. Michael Schwartz, SSTI's chairman and CEO. "This newer Class A storage property is well located next to a large intersection in Mesa and provides convenient access to its latest generation amenities."

The property located at 9252 E. Guadalupe Rd. was developed in 2002 and contains approximately 75,600 net rentable square feet in six single-story buildings on 4.62 acres. Known as Augusta Ranch Self Storage, the business will be renamed under Strategic Storage's SmartStop brand. It holds an occupancy rate of about 81%.

The property is located 20 miles east of the Phoenix Sky Harbor International airport in the south eastern portion of metro Phoenix. Superstition Freeway (60) is about a mile-and-a-half to the south, and about one mile east of the property is loop 202. Traffic has been estimated at more than 17,000 cars a day. The newer construction comes with state of the art drive-up units, interior climate control units, RV/Boat parking, a large retail office and a truck rental dealership.

"This site provides an excellent self storage experience our management team can enhance and capitalize on to meet the growing needs of the surrounding area," said Wayne Johnson, Senior Vice President of Acquisitions for Strategic Storage. "We plan to continue acquiring self storage opportunities in Phoenix and other major markets throughout the country."

Mesa is 3rd most populous city in Arizona with 2008 census estimate at 463,552. Phoenix is the 5th most populated city in the U.S. with more than 1.5 million people, according to a 2008 census estimate.

Since the launch of SSTI two years ago, SSTI's portfolio of wholly-owned properties has expanded to include 30 properties in 14 states (Alabama, Arizona, California, Florida, Georgia, Kentucky, Mississippi, Nevada, New Jersey, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.)

About Strategic Storage Trust, Inc.

SSTI is a publicly registered ($1 billion of common stock registered) non-traded REIT with a portfolio that currently includes approximately 20,000 self storage units and 2.6 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings, which manages a growing portfolio of over 6.1 million square feet of commercial properties, including 4.5 million square feet of self storage facilities, with a combined market value of over $655 million. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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